Exhibit 99.1

Tuesday, January 30, 2007, 1:05 p.m. PT

Printronix Provides Positive Update on Expected Results for Fiscal Third Quarter 2007

No Material Impact Anticipated from Proposed IBM/Ricoh Joint Venture Printing Systems Company

IRVINE, CA., January 30, 2007 -- Printronix, Inc., (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today provided an update on its expected financial results for the third quarter ended December 29, 2006. The Company currently expects that its revenue for the fiscal third quarter will be between $34.7 and $34.9 million, exceeding the high end of the range provided in its fiscal second quarter earnings announcement on November 8, 2006. At this higher level of revenues, the Company anticipates that its net income and earnings per share for the fiscal third quarter of 2007 will exceed the previous guidance of $0.07 to $0.14 per share. The increased revenue and earnings expectations for the fiscal third quarter reflect the unanticipated closing of several large transactions during the quarter, especially in the automotive industry. The Company expects to report its fiscal third quarter 2007 results on or about February 7, 2007.

The Company also commented today that it does not expect any material impact from the recently-announced proposed joint venture between IBM’s Printing Systems Division and Ricoh. On January 25, 2007, IBM and Ricoh announced the formation of a joint venture company called InfoPrint Solutions Company where Ricoh would initially acquire 51% going to 100% over three years. Printronix management has been informed that all current IBM contracts will be assigned to the new company and the Company’s business will continue as usual. IBM represented 22.5% of Printronix’ total revenue in fiscal 2006.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; a worsening of the global economy resulting from a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for radio frequency identification (“RFID”) products by Wal-Mart and/or the Department of Defense and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change; and that InfoPrint Solutions Company, the successor entity to IBM’s Printing Systems Division, may change its product and marketing focus in a way that reduces its purchase of Printronix products. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.

Company Contact:
Printronix, Inc., Irvine
Robert A. Kleist, President, CEO
714 / 368-2863
George L. Harwood, Senior Vice President Finance, CFO
714 / 368-2384

Investor Contact:	Media Contact:
EVC Group, Inc.	WunderMarx, Inc.
Douglas M. Sherk	Cara Good
415 / 896-6818	949 / 860-2434, extension 312
(dsherk@evcgroup.com)	(cara.good@wundermarx.com)
Jenifer Kirtland
415 / 896-2005
(jkirtland@evcgroup.com)